As filed with the Securities and Exchange Commission on September 26, 2003.
   Post-Effective Amendment No. 1 to Registration Statement No. 333-08033
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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                        ----------------------------
                     POST-EFFECTIVE AMENDMENT NO. 1 TO
                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933
                       ------------------------------



                     HAYES LEMMERZ INTERNATIONAL, INC.
                    -----------------------------------
           (Exact name of registrant as specified in its charter)



                Delaware                             32-0072578
           ------------------              ------------------------------
       (State of incorporation)          (I.R.S. employer identification no.)



                           15300 Centennial Drive
                         Northville, Michigan 48167
                       -----------------------------------
            (Address of principal executive offices) (Zip code)


                     HAYES LEMMERZ INTERNATIONAL, INC.
                          1996 STOCK OPTION PLAN
                   ---------------------------------------
                          (Full title of the Plan)



                             Patrick C. Cauley
                       General Counsel and Secretary
                     HAYES LEMMERZ INTERNATIONAL, INC.
                           15300 Centennial Drive
                         Northville, Michigan 48167
                               (734) 737-5000
                             ------------------
 (Name, address and telephone number, including area code, of agent for service)

                              EXPLANATORY NOTE
                 POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

         Hayes Lemmerz International, Inc. (formerly known as Hayes Wheels International, Inc.), a Delaware corporation ("Old Hayes") filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-8 (File No. 333-08033) to register 298,109 shares of common stock, par value of $0.01 per share (the "Old Hayes Common Stock"), issuable under the Hayes Lemmerz International, Inc. 1996 Stock Option Plan (the "Option Plan").

         On December 6, 2001, Old Hayes, 30 of its domestic subsidiaries and one of its Mexican subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Filings") in the U.S. Bankruptcy Court for the District of Delaware (the "Court"). In light of the Chapter 11 Filings, effective as of December 6, 2001, Old Hayes eliminated the right of employees to exercise their vested options in the Option Plan.

         On June 3, 2003, Old Hayes emerged from Chapter 11 proceedings pursuant to the Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession, filed with the Court on April 9, 2003 (the "Plan"), which Plan was confirmed by the Court on May 12, 2003.

         Pursuant to the Plan, Old Hayes caused the formation of (i) a new holding company, HLI Holding Company, Inc., a Delaware corporation ("HoldCo"), (ii) HLI Parent Company, Inc., a Delaware corporation and a wholly owned subsidiary of HoldCo ("ParentCo"), and (iii) HLI Operating Company, Inc, a Delaware corporation and a wholly owned subsidiary of ParentCo ("HLI"). On the Effective Date, (i) HoldCo was renamed Hayes Lemmerz International, Inc. ("New Hayes"), (ii) New Hayes contributed 30,0000,000 shares of its common stock, par value $.01 per share (the "New Common Stock"), to ParentCo, which in turn contributed such shares to HLI, and (iii) pursuant to an Agreement and Plan of Merger, dated as of June 3, 2003 (the "Merger Agreement"), between Old Hayes and HLI, Old Hayes was merged with and into HLI (the "Merger"), with HLI continuing as the surviving corporation. As a result of the Merger, HLI acquired substantially all of the assets of Old Hayes.

         Pursuant to the Plan and as a result of the Merger, all of the issued and outstanding shares of Old Hayes Common Stock, and any and all other outstanding equity securities of Old Hayes, were cancelled. As a result, no shares of Old Hayes Common Stock will continue to be held pursuant to the Option Plan and no such shares are being offered for sale. Promptly following the Merger, the New Common Stock was distributed by HLI to certain holders of allowed claims under the terms of the Plan. Prior to the Merger, the Old Common Stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In reliance on Rule 12g-3(a) of the Exchange Act, by virtue of the status of New Hayes as a successor issuer to Old Hayes, the New Common Stock is deemed registered under Section 12(g) of the Exchange Act. Old Hayes has filed a Form 15 with the SEC to terminate the registration of the Old Hayes Common Stock under the Exchange Act.

         In accordance with Rule 478 promulgated under the Securities Act of 1933, as amended (the "Act"), and the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act, the Company is filing this Post-Effective Amendment No. 1 to Form S-8 to remove from registration all shares of Old Hayes Common Stock that were included in the Registration Statement but which were not previously sold in accordance with the terms of the Option Plan.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan, on this 26th day of September, 2003.

                                          HAYES LEMMERZ INTERNATIONAL, INC.


                                          /s/ Curtis J. Clawson
                                          --------------------------------------
                                          Name:    Curtis J. Clawson
                                          Title: President, Chief Executive
                                          Officer and Chairman of the Board


            KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick C. Cauley and Michael J. Way, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Exchange Act of 1934 (the "Exchange Act") and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this Post-Effective Amendment to Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Exchange Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Curtis J. Clawson               September 26, 2003
----------------------------------
Curtis J. Clawson
President, Chief Executive
Officer and Chairman of the Board

/s/ Laurence Berg                   September 26, 2003
----------------------------------
Laurence Berg
Director


/s/ George T. Haymaker              September 26, 2003
----------------------------------
George T. Haymaker
Director


/s/ Steve Martinez                  September 26, 2003
----------------------------------
Steve Martinez
Director


/s/ William H. Cunningham           September 26, 2003
----------------------------------
William H. Cunningham
Director


/s/ Henry D.G. Wallace              September 26, 2003
----------------------------------
Henry D.G. Wallace
Director


/s/ Richard F. Wallman
----------------------------------
Richard F. Wallman                  September 26, 2003
Director